Exhibit 10.6

Outside Director Compensation Policy
(Adopted On November 4, 2015; Effective As Of November 18, 2015; As Last Amended on October 31, 2018)

Square, Inc. (the “Company”) believes that the granting of cash compensation and equity to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of cash compensation and equity to its Outside Directors. Unless defined in this Policy, capitalized terms are defined in the Company’s 2015 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Each Outside Director is solely responsible for any tax obligations he or she incurs from the receipt of any compensation under this Policy. The Company will reimburse each Outside Director for reasonable, customary, and documented travel expenses in connection with attending meetings of the Board or any committee of the Board.

This Policy is amended effective as of January 1, 2019 (the “Effective Date”).

1.CASH RETAINERS
Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000.

Committee Chair and Committee Member Annual Cash Retainers

Each Outside Director who serves as chairperson or member of a committee of the Board will be paid additional annual cash retainers as follows:

Chairperson of Audit and Risk Committee:	$20,000

Chairperson of Compensation Committee:	$15,000

Chairperson of Nominating and Corporate Governance Committee:	$10,000

Chairperson of Capital Compliance and Governance Committee:	$15,000

Member of Audit and Risk Committee:	$10,000

Member of Compensation Committee:	$5,000

Member of Nominating and Corporate Governance Committee:	$2,500

Member of Capital Compliance and Governance Committee:	$5,000

All cash compensation will be paid quarterly in arrears on a prorated basis (the last day of each fiscal quarter, a “Retainer Accrual Date”). For the avoidance of doubt, an Outside Director who serves as chairperson of a committee of the Board will not also be paid the additional annual cash retainer for his or her service as a member of such committee. No Outside Director will receive per meeting attendance fees for attending meetings of the Board or its committees.

2.EQUITY COMPENSATION
Outside Directors may be granted all types of equity awards (except incentive stock options) under the Plan or any other Company equity plan in place at the time of grant, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Policy will be made in accordance with this Section 2 and no Awards may be made if they would exceed any limitations in the Plan.

(a)Elections To Receive Restricted Stock Units in Lieu of Cash Retainers

(i)Retainer Award. Each Outside Director may elect to convert all of his or her cash compensation under Section 1 into an Award of Restricted Stock Units (each a “Retainer Award”) in accordance with this Section 2 (such election, a “Retainer Award Election”). If an Outside Director timely makes a Retainer Award Election, on the first business day following the immediately preceding Retainer Accrual Date to which that Retainer Award Election applies, such Outside Director automatically will be granted an Award of Restricted Stock Units covering a number of units equal to (A) the aggregate amount of cash compensation otherwise payable to such Outside Director under Section 1 on such Retainer Accrual Date divided by (B) the closing price per Share as of the Retainer Accrual Date. The Retainer Award will be fully vested on the grant date.

(ii)Election Mechanics. Each Retainer Award Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of a Retainer Accrual Date, and subject to any other conditions specified by the Board or Compensation Committee. An Outside Director may only make a Retainer Award Election during a period in which the Company is not in a quarterly or special blackout period. Once a Retainer Award Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Outside Director revokes it in accordance with clause Section 2(a)(iii) below. An Outside Director who fails to make a timely Retainer Award Election will not receive a Retainer Award and instead will receive the cash compensation under Section 1

(iii)Revocation Mechanics. The revocation of any Retainer Award Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of a Retainer Accrual Date, and subject to any other conditions specified by the Board or Compensation Committee. An Outside Director may only revoke a Retainer Award Election during a period in which the Company is not in a quarterly or special blackout period and the Outside Director is not aware of any material non-public information. Once the revocation of the Retainer Award Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Outside Director makes a new Retainer Award Election in accordance with Section 2(a)(ii) above.

(b)Automatic Outside Director Awards

(i)No Discretion. All grants of Awards to Outside Directors pursuant to this Section 2(b) will be automatic and nondiscretionary. No person will have any discretion to select which Outside Directors will be granted any Awards under this Section 2(b) or to determine the number of Shares to be covered by such Awards.

(ii)Initial Award. Upon an Outside Director’s initial appointment to the Board (other than by appointment on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”) following the Effective Date), such Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $250,000 multiplied by a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the last Annual Meeting and the date the Outside Director becomes a member of the Board and
(B) the denominator of which is 12 (an “Initial Award”). Subject to Section 2(b)(v), each Initial Award will fully vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date.

(iii)Annual Award. On the date of each Annual Meeting following the Effective Date, each Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $250,000 (an “Annual Award”).

Subject to Section 2(b)(v), each Annual Award will fully vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date.

(iv)Lead Independent Director Annual Award. On the date of each Annual Meeting following the Effective Date, the Lead Independent Director automatically will be granted an additional Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $70,000 (the “Lead Independent Director Annual Award”). Subject to Section 2(b)(v), each Lead Independent Director Annual Award will fully vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Lead Independent Director continuing to be a Service Provider through the vesting date.

(v)Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Awards granted under this Policy.

3.ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

4.REVISIONS

The Board in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount or timing of payment of any future grants of cash compensation. The Board in its discretion may at any time change and otherwise revise the terms of Awards to be granted under this Policy, including, without limitation, the number of Shares subject thereto. The Board in its discretion may at any time suspend or terminate the Policy.